Exhibit 3.2

FOURTH AMENDED AND RESTATED BYLAWS
OF
GOLDEN GROWERS COOPERATIVE

A MINNESOTA 308B COOPERATIVE ASSOCIATION

Effective January 1, 2023

ARTICLE 1.
DEFINITIONS

1.1.	REFERENCE TO CERTAIN TERMS.

For purposes of these Bylaws: (1) references to “Articles” and “Sections” are to those Articles and Sections appearing in these Bylaws unless explicitly indicated otherwise; and (2) references to statutes include all rules and regulations under those statutes, and all amendments and successors to those statutes.

1.2.	DEFINITIONS.

The definitions in this Section 1.2 apply throughout these Bylaws unless the context requires otherwise.

“Act” means the Minnesota Cooperative Association Act set forth as Chapter 308B of Minnesota Statutes, as amended.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year determined after (i) crediting to such Capital Account any amounts which such Member is obligated to restore thereto hereunder or is deemed to be obligated to restore thereto pursuant to the penultimate sentences of Sections 1.704 -2(g)(l) and 1.704 -2(i)(5) of the Treasury Regulations and (ii) debiting to such Capital Account the reasonably expected adjustments, allocations and distributions described in Sections 1.704 -l(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations. The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704 -l(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Articles of Organization” means the Articles of Organization of the Cooperative as amended or restated and filed with the Office of the Minnesota Secretary of State pursuant to the Act.

“Board” or “Board of Directors” means the individuals who are elected as Directors of the Cooperative.

“Business Entity” means a partnership (whether general or limited), joint venture, association, cooperative, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated association, governmental entity, or any other legal entity, including an individual acting as a sole proprietorship or as a business.

“Bylaws” means these Third Amended and Restated Bylaws.

“Capital Account” means a capital account maintained in each Member’s name as provided in Section 8.1 of these Bylaws.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the Treasury Regulations promulgated thereunder.

“Cooperative” means Golden Growers Cooperative.

“Director” means a natural person serving on the Board.

“Distribution” means a payment of cash or property to a Member based on the Member’s interest in the Cooperative as provided in these Bylaws.

“Member” means a Person who holds Units and is admitted as a Member under Section 3.1, and who has not ceased to be a Member. “Members” mean all Persons who are Members.

“Member Agreement” means the Uniform Member Agreement together with the Annual Delivery Agreement in the forms prescribed by the Board between the Cooperative and each Member, by which the Member agrees to market a specified quantity of corn or another commodity through the Cooperative.

“Membership Interest” means, collectively, the Members’ financial rights and governance rights as provided in these Bylaws and the Act.

“Permitted Transfer” has the meaning given in Section 4.7(a) .

“Person” means any natural person or Business Entity.

“Profits and Losses” means the profits and losses of the Cooperative as provided in Section 8.2.

“Treasury Regulations” means the treasury regulations issued under the Code as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

“Unit” means the unit of measurement into which Membership Interests in the Cooperative are divided as provided in Section 4.1.

“Unit Ledger” has the meaning given in Section 4.4.

ARTICLE 2.
FORMATION, PURPOSE, POWERS

2.1.	FORMATION.

The Cooperative was initially formed pursuant to Minnesota Statutes Chapter 308A, and converted to be subject to Minnesota Statutes Chapter 308B in accordance with the Act.

2.2.	PURPOSE; POWERS.

(a)                  Purpose. The Cooperative has been formed for the following purposes:

(i)

To provide or procure for its Members any and all goods and services related to producing and marketing agricultural products or any products derived therefrom, with particular emphasis being placed upon the agricultural commodity known as corn.

(ii)	To provide a processing, marketing and service organization for the Members.

(iii)	To construct, maintain, own, operate, and/or contract for, facilities by which corn to be provided by Members may be gathered, prepared and marketed to their best advantage.

(iv)

To invest money, property, time and talent of the Cooperative’s personnel related to the operation of ProGold Limited Liability Company’s corn processing facility, in which the Cooperative will be a member.

(v)	To provide its Members with information concerning agricultural research, farming practices and methods of production.

(vi)	To assist Members in acquiring all types of agricultural machinery and supplies.

(vii)	To encourage the growing, processing, and marketing of such other agricultural products by Members as may from time to time prove economically feasible and in their best interests.

(b)               Powers. The Cooperative shall possess and may exercise all the powers and privileges granted by the Act, by any other law, or by these Bylaws, together with any lawful powers incidental to those powers and privileges, including the powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Cooperative, subject to any limitations specifically provided in these Bylaws.

2.3.	TERM.

The period of duration of the Cooperative shall be perpetual.

2.4.	LIMITED LIABILITY.

Except as otherwise expressly provided by the Act, these Bylaws, or agreed to under another written agreement, the debts, obligations, and liabilities of the Cooperative, whether arising in contract, tort or otherwise, are solely the debts, obligations, and liabilities of the Cooperative, and neither a Member or a Director shall be personally obligated for any debt, obligation, or liability of the Cooperative solely by reason of being a Member or by acting as a Director.

2.5.	MEMBERS BOUND WITHOUT EXECUTION.

A Member and any Person holding any interest in Units shall be bound by these Bylaws without the necessity of executing a physical copy of these Bylaws.

2.6.	TAX MATTERS.

The Cooperative shall be classified and taxed as a partnership for federal and state income tax purposes as provided in Treasury Regulation Section 301.7701. The Chair of the Board shall serve as the “tax matters partner” for taxable years beginning before 2018 and the “partnership representative” for taxable years beginning in 2018. The “tax matters partner” shall seek the approval of the Board prior to making decisions or taking actions on behalf of the Cooperative. If a tax liability is determined, the “partnership representative” shall equitably apportion the tax liability to existing members of the cooperative. The “partnership representative” shall seek the approval of the Board for all other decisions or actions on behalf of the Cooperative.

ARTICLE 3.
MEMBERS

3.1.	MEMBERSHIP.

The Cooperative shall have one class of Members that shall have the governance rights and financial rights described in these Bylaws. Membership in the Cooperative shall be limited to Persons who are residents of the United States and (i) have entered into a Member Agreement with the Cooperative, (ii) have acquired at least 4,000 Units, and (iii) have been accepted and approved by the Board of Directors. All Members shall be “patron members” as defined in the Act.

3.2.	TERMINATION OF MEMBERSHIP.

Membership in the Cooperative may be terminated by a majority vote of the Board of Directors if any of the following events occur:

(a)                  a Member has become ineligible for membership for any reason;

(b)                  a Member has failed to patronize the Cooperative for a period of one year or more;

(c)                  a Member fails to enter into, or ceases to have in effect, a Member Agreement with the Cooperative;

(d)                a Member that is an individual dies and the Member’s estate does not fulfill the Member’s obligations pursuant to Section 4.7 of these Bylaws, or a Member that is a Business Entity ceases to exist and leaves no successor qualified as determined by the Board to be a Member; or

(e)                  the Board of Directors by resolution finds that a Member has:

(i)	intentionally or repeatedly violated any provision of the Articles of Organization or the Bylaws;

(ii)	breached the Member Agreement or any other contract with the Cooperative, including but not limited to, the obligation to make timely payments on the Member’s account with the Cooperative;

(iii)	taken actions that will impede the Cooperative from accomplishing its purposes;

(iv)	taken or threatened to take actions that may adversely affect the interests of the Cooperative or its Members; or

(v)	willfully obstructed any lawful purpose or activity of the Cooperative.

3.3.	EFFECT OF TERMINATION.

Upon termination of Membership by the Cooperative, the governance rights of the Member under these Bylaws and the Act shall immediately terminate. The former Member shall continue to be a unitholder, but shall have only those financial rights with respect to the Units as are set forth in this Section 3.3 and Article 8 of these Bylaws. The Cooperative shall refund to the terminated Member the value of the Membership Interest at the lesser of the book value or market value of such Membership Interest determined as of the date of termination less any amounts owing by Member to the Cooperative. The payment of the refund shall be due and payable by the Cooperative to the terminated Member seven (7) years following the date of termination. The terminated Member may transfer the Membership Interest in accordance with these Bylaws during the seven year period. The former Member’s Member Agreement shall automatically terminate as of the date of termination of Membership in accordance with the Member Agreement.

3.4.	GOVERNANCE RIGHTS.

Each Member shall be entitled to one (1) vote on all matters presented to the Members for a vote, regardless of the number of Units owned by such Member.

ARTICLE 4.
UNITS

4.1.	AUTHORIZED UNITS.

The Cooperative shall use Units to designate Membership Interests for purposes of allocating income, gain, loss, deduction, credit, and distribution and such other provisions as provided in these Bylaws. There shall be 60,000,000 Units authorized. The Units may be issued at the discretion of the Board of Directors to those Persons who have been approved and accepted as Members by the Board of Directors.

4.2.	CAPITAL CONTRIBUTIONS.

(a)                  By Initial Members. The capital contributions of the initial Members shall be as determined pursuant to the Plan of Conversion that was approved by the initial Members and become effective on September 1, 2009.

(b)                 By Future Members. The issuance of Units to future Members shall be for such capital contribution and on such terms and conditions, upon execution of any documents and on any other terms and conditions as the Board determines to be appropriate. Approval of the Members shall not be required for the issuance of additional Units.

(c)                Additional Contributions Not Required. A Member is not obligated to make any additional capital contributions to the Cooperative, or to pay any assessment to the Cooperative, other than the unpaid portion (if any) of a Member’s written agreement to make capital contributions.

4.3.	NO CERTIFICATE FOR UNITS.

The Units of the Cooperative shall be uncertificated.

4.4.	UNIT LEDGER.

The Cooperative shall prepare, amend, and supplement a Unit Ledger that identifies the Members, the number of Units held by each Member, and the capital account of each Member. The Unit Ledger shall be updated from time to time upon the issuance of new Units, changes in Unit ownership, and changes in capital accounts.

4.5.	FIRST LIEN ON UNITS.

The Cooperative shall have a first lien on all Units and any other equity interests or amounts standing on its books, for all indebtedness of the respective Members to the Cooperative. The Cooperative shall also have the right, exercisable at the option of the Board to set off such indebtedness against the amount of such Units and any other equity interests or amounts standing on its books; provided, however, that nothing contained herein shall give the holder of such Units or other interests any right to have such set-off made. In the event the Cooperative exercises it right to set-off such indebtedness, then in the sole discretion of the Board, any sums not otherwise immediately due from the Cooperative to its Member may be discounted to present value using a discount rate and time period deemed appropriate by the Board, and the present value as discounted may be set-off against the Member’s debt or liability owing to the Cooperative. The Cooperative may subordinate this lien to other indebtedness secured by such Units and/or any other equity interests or amounts standing on its books.

4.6.	MEMBER CONDITIONS AND LIMITATIONS.

(a)                  Redemption. The Cooperative, by resolution of the Board, may redeem the Units of a Member by paying the Member an amount equal to the positive account balance of the Member’s Capital Account. Unless otherwise provided by resolution of the Board, a unitholder (whether or not a Member), or any transferee of a Member, does not have a right to: demand or receive a return of the Member’s (or transferee’s) capital account; to require the purchase or redemption of the Member’s (or transferee’s) Units; or to receive a distribution in partial or complete redemption of the fair value of the Member’s Units, notwithstanding any provisions of the Act or any other provision of law. The other Members and the Cooperative do not have any obligation to purchase or redeem the Units of any Member or transferee.

(b)                Rights of Unitholders Who Are Not Members. Unless admitted as a Member pursuant to Section 4.7, a Person who acquires Units, or a Member who holds Units and ceases to be a Member, has only the rights of an “un-admitted assignee” and is only entitled to financial rights associated with the Units, including allocations and distributions made in accordance with these Bylaws. An un-admitted assignee does not have any right to any information or accounting of the affairs of the Cooperative, is not entitled to inspect the books or records of the Cooperative, and does not have any of the governance or other rights of a Member under the Act or these Bylaws. Units held by a Person who is not a Member continue to be subject to the transfer restrictions set forth in Section 4.7.

(c)               Specific Limitations. Except as provided in these Bylaws, a unitholder (whether or not a Member) does not have the right, power or authority to: (1) reduce the Member’s Capital Account, except as otherwise provided by law or in these Bylaws; (2) make voluntary capital contributions to the Cooperative except when authorized by the Board; (3) bring an action for partition against the Cooperative or any Cooperative assets; (4) cause the termination and dissolution of the Cooperative, except as set forth in these Bylaws; (5) require that any distribution to the Member be made in the form of cash or other property; (6) take part in or interfere in any manner with the management of the business and affairs of the Cooperative; (7) act for or bind the Cooperative; and (8) have any rights to dissent from actions and receive payment of the fair value of Units under Section 308B.601 or any other provision of the Act or any other statute or law that would grant appraisal rights without this disavowal of them.

(d)                Miscellaneous. Other provisions for the qualifications, requirements, method of acceptance, terms, conditions, terminations and other incidents of Unit ownership may be set forth in either these Bylaws or in written uniform policies and procedures as established by the Board of Directors.

4.7.	TRANSFERS AND ASSIGNMENTS.

(a)               General Restrictions. Any transfer and/or assignment of Units (or the financial and governance rights associated therewith) must be approved by the Board. The Board will not approve any transfer and/or assignment if it would result in the transferee directly or indirectly owning more than ten percent (10%) of the issued and outstanding Units. A transfer or assignment that is approved by the Board shall be referred to in these Bylaws as a “Permitted Transfer.”

(b)               Not Binding Until Entered in Cooperative Books. A transfer or assignment of Units and corresponding Membership is not binding on the Cooperative without the approval of the Board and not until the prospective Member has entered into a Member Agreement and the transfer is entered in the books and records of the Cooperative.

(c)               Pledge of Units Allowed. Notwithstanding the transfer restrictions set forth herein, a Member may pledge or grant a lien on all or any portion of its Units as security for the payment of debt, provided that a subsequent foreclosure or transfer to the secured party in lieu of foreclosure shall be considered a transfer and shall be subject to these Bylaws.

(d)               Prohibition on Certain Transfers. Notwithstanding any other provisions of these Bylaws, the following transfers will be prohibited and the Board of Directors will have no authority to approve any of the following transfers:

(i)	a transfer in violation of any federal or state securities or blue sky laws applicable to the Cooperative or the Units to be transferred;

(ii)	a transfer that would cause the Cooperative to be considered a publicly traded partnership under Section 7704(b) of the Code;

(iii)	a transfer that would cause the Cooperative to lose its status as a partnership for federal income tax purposes; or

(iv)	a transfer that would cause a termination of the Cooperative for federal income tax purposes.

(e)                Unless Permitted, Transfers Void. A purported transfer or assignment of Units that is not a Permitted Transfer is null and void and of no force or effect whatsoever.

(f)               Estates. Notwithstanding anything to the contrary in the preceding provisions of this Section 4.7, the estate of a deceased Member shall succeed to the Membership Interest of the deceased Member, and such estate may fulfill the obligations of the deceased Member under the terms of the Member Agreement until the Units are transferred as provided herein. A subsequent transfer of Units by an estate is subject to the provisions set forth in these Bylaws including this Section 4.7.

(g)               Indemnification of Cooperative. If a transfer or assignment of Units is not a Permitted Transfer, the Member and the prospective transferee engaging or attempting to engage in the transfer is liable to and shall indemnify and hold harmless the Cooperative and the other Members from all cost, liability, and damage that the Cooperative and any of the other Members may incur (including incremental tax liabilities, lawyers’ fees and expenses) as a result of the transfer or assignment, and efforts to prohibit the transfer or enforce the indemnity.

(h)               Effect of Transfer. Following a Permitted Transfer, the income or loss associated with the transferred Membership Interest shall be allocated for income tax purposes between the transferor and the transferee based on their respective patronage before and after the date the transfer is approved by the Cooperative. Any distributions, whether in the form of cash or equity interests, made subsequent to the Permitted Transfer with respect to the transferred Membership Interest shall be paid to the transferee and not be prorated by the Cooperative between the transferor and transferee. A permitted transferee shall become a successor in interest to the proportionate interest of the transferor’s Capital Account to the extent of the Membership Interest transferred.

ARTICLE 5.
MEMBER MEETINGS

5.1.	MEMBER MEETINGS.

(a)               Place and Manner of Meeting. All meetings of Members shall be held at a time and place as stated in the notice of the meeting or in a duly executed waiver of notice. Presence in person or by the timely return of a ballot pursuant Section 5.2(c) of these Bylaws constitutes participation in a meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of business on the ground that the meeting is not lawfully convened. Member meetings may be held by remote communication as provided in the Act.

(b)               Conduct of Meetings. The meetings of the Members shall be presided over by the chairperson and shall be conducted in general accordance with the most recent edition of  Roberts’ Rides of Order, or other rules and procedures as may be determined by the Board in its discretion.

(i)

Actions or resolutions to be voted on by the Members shall be limited to those actions or resolutions that have either been approved by the Board for presentation to the Members or presented to the Board by a Member at least thirty (30) days prior to a meeting of the Members, and in either such case, contained in the notice of the meeting.

(ii)	Nominations for Directors are limited to petitions filed and certified as required in Section 6.2. Ballots for Director elections shall be contained in the notice of the annual meeting.

(c)               Annual Meeting. The annual meeting of the Members shall be held on a date determined by the Board. Failure to hold the annual meeting at the designated time is not grounds for dissolution of the Cooperative.

(d)               Special Meetings. Special meetings of the Members may be called at any time by the chairperson, the Board, or by the secretary upon the written petition of twenty percent (20%) of all Members. The notice of the special meeting shall be given within ten (10) days of the receipt of the petition, and the special meeting shall be held within thirty (30) days of the receipt of the petition.

(e)               Notice. The secretary shall cause a written notice, stating the place, day and time of the meeting and, in the case of a special meeting, the proper purpose or purposes for which the meeting is called. The notice shall be mailed not less than fifteen (15) days before the date of the meeting, to each Member entitled to vote at the meeting.

(f)               Quorum. At any annual or special meeting of the Members, a quorum necessary for the transaction of business shall be the lesser of (i) ten percent (10%) of the total number of Members, or (ii) 50 Members. Ballots that are timely received on actions, resolutions, or elections will contribute to the quorum.

(g)               Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or to make a determination of Members for any other proper purpose, the Board may designate a record date or provide that the record books shall be closed for a stated period not exceeding sixty (60) days.

5.2.	VOTING.

(a)               One Member / One Vote. Each Member shall be entitled to one (1) vote on all matters presented to the Members for a vote, regardless of the number of Units owned by such Member.

(b)               Voting Procedures. At any Member or district meeting, voting on any subject matter shall be limited to those Members in good standing as of the record date for the meeting. In the case of voting at district meetings, such voting shall be limited to Members who have been assigned to that district. No Member shall be entitled to vote at more than one district meeting. The Board of Directors may adopt reasonable rules, policies and procedures to administer those provisions, including but not limited to a provision for a change of district in which the Member votes. Once a quorum has been established, any Member meeting may thereafter be recessed or continued from time to time, from day to day, and from place to place, for the purpose of members voting on any matters that come before the Members. The spouse of a Member may vote on behalf of the Member on any matter presented for a vote unless the Member has indicated otherwise. A Membership Interest held jointly by two or more persons may be voted by any one of the joint owners.

(c)               Mail Votes. Any Member may vote by mail upon any election, motion, resolution, or amendment upon which the Board of Directors has, in its discretion, authorized a vote by mail through a returned ballot. Such mail ballot shall be issued to the Members by the Cooperative in the form prescribed by the Board of Directors and shall contain the exact text of the proposed Director election, motion, resolution, or amendment to be acted upon at such meeting and spaces opposite the text of each Director election, motion, resolution, or amendment in which such Member may indicate said person’s vote thereon. Such Member shall express their choice by marking the appropriate space upon such ballot. Such ballot shall be placed in a plain, sealed enveloped inside another envelope bearing the signature of the Member and shall be shall be accepted and counted as the vote of such Member on the issues addressed by the ballot provided (i) the return envelope containing the ballot is returned by mail to the address directed by the Board of Directors and postmarked no later than the date prescribed by the Board of Directors; or (ii) the return envelope containing the ballot is hand-delivered as directed by the Board of Directors no later than the date prescribed by the Board of Directors.

(d)               Proxies. Voting by proxy is not permitted.

ARTICLE 6.
BOARD OF DIRECTORS

6.1.	NUMBER.

(a)               The corporate powers, business, and property of the Cooperative shall be exercised, conducted, administered and controlled by a Board of Directors of nine (9) Directors, all of whom shall be elected by the Members at the annual meeting of the Members, except as expressly provided herein.

(b)               Two (2) Directors with staggered terms shall be elected as District Directors from each of the three (3) geographic districts of the Cooperative and three (3) Directors with staggered terms shall be elected as Directors-at-Large.

(c)               The term of a Director shall be three (3) years and shall commence at the conclusion of the annual meeting at which the Director is elected and shall end at the conclusion of the third subsequent annual meeting of the Members. No Director shall be permitted to serve more than four (4) consecutive full three-year terms on the Board. A Director who has completed four (4) consecutive full three-year terms on the Board is not eligible for further service on the Board for a minimum of one year thereafter.

6.2.	DISTRICT DIRECTORS.

(a)               Election Districts. For the purpose of nominating and electing District Directors, the entire territory served by the Cooperative shall be divided into three (3) geographic districts. Said districts shall be as defined and set forth in detail in a written policy as established and adopted from time to time by the Board.

(b)               District Director Elections. Nominations for District Directors may be made by filing with the secretary a petition containing the signatures of no fewer than ten (10) Members entitled to vote within that district, together with a written consent of the nominee to serve as a District Director. Such a nominee can only be nominated to serve as a District Director for the district to which the nominee is assigned as a Member. Such petitions must be mailed to or hand-delivered and received by the Cooperative at its principal office address at least thirty (30) days before the scheduled annual meeting of the Members. After certification of the petition by the secretary, that nominee’s name shall be placed upon the official printed ballot to be used for the District Director election. The elections shall be held on a district by district basis and shall be determined based on timely received mailed ballots and ballots collected at the annual meeting of the Members. Separate ballots shall be provided to the Members from the respective districts and the nominee from each district receiving a majority of the votes cast from that particular district shall be deemed elected to the Board of Directors and shall take office at the adjournment of the annual meeting of the Members or whenever a final tally of votes can be certified by the Secretary. The Board may establish additional policies and procedures for the conduct of Director elections.

6.3.	DIRECTORS-AT-LARGE.

Nominations and elections of Directors-at-Large may be made in the same manner described in Section 6.2(b), except that the nominees for Directors-at-Large can be from any district. Such Nominees shall be placed upon the official printed ballot to be used for the election of Directors-at-Large and all members of record present and qualified to vote will be provided a ballot by mail for Director(s)-at-Large. The nominee(s) for Director-at-Large receiving a majority of the votes cast from the general membership voting shall be deemed elected to the Board of Directors and shall take office at the adjournment of the annual meeting of Members or whenever a final tally of votes can be certified by the Secretary.

6.4.	VACANCIES.

Vacancies in the Board of Directors shall be filled by a vote of the other Directors in office; and such Director shall hold office until the next annual meeting of the Members at which time a special election shall be held among the Members of the affected district to elect a Director who shall thereafter fill out the remainder of that unexpired term.

6.5.	REMOVAL.

Any Director may be removed as a Director upon a two-thirds vote of all Directors finding that:

(a)               the Director has breached the Member Agreement, any other contract with the cooperative, these Bylaws, or any Board approved policy;

(b)               the Director has breached his fiduciary duty to the Cooperative;

(c)               the Director ceases to be a Member or otherwise becomes ineligible to be a Director.

A Director must be given at least thirty (30) days advance notice of a vote by the Board to remove the Director, and the affected Director shall have an opportunity to address the Board concerning the basis for removal prior to any vote to remove the Director. The vacancy caused by removal of a Director shall be filled by a vote of the other Directors in office until the next annual meeting at which time a special election shall be held within the district to elect a Director for the remainder of the unexpired term.

6.6.	REORGANIZATION MEETING OF DIRECTORS.

Immediately after each annual meeting of the Members, or whenever a final tally of votes can be certified by the Secretary, the Board of Directors shall hold a meeting and reorganize by electing officers and transacting any other business as may be necessary.

6.7.	REGULAR MEETINGS.

Regular meetings of the Board of Directors shall be held at such time, date and place as the Board may direct, but at least once each fiscal year.

6.8.	SPECIAL MEETINGS.

A special meeting of the Board of Directors shall be held whenever called by the chairperson or by a majority of the Directors. Any and all business may be transacted at a special meeting.

6.9.	NOTICE OF REGULAR OR SPECIAL MEETINGS.

Notice of regular or special meetings of the Board shall be mailed with prepaid first-class postage affixed to each Director at least seven (7) days prior to the time set for the meeting; provided, however, that one (1) day, but not less than twenty-four (24) hours’ notice shall be sufficient if notice is given by telephone, email, or in person to the Directors.

6.10.	QUORUM.

A majority of the Board shall constitute a quorum of the Board at all meetings, and the affirmative vote of at least a majority of the Directors present and voting shall be necessary to pass any resolution or authorize any corporate act, except in the case of electing the officers whereby it shall be a requirement that said election for officers shall be at a meeting where no less than two thirds of the Board of Directors are present and cast ballots.

6.11.	COMPENSATION.

Each Director shall receive compensation and reasonable traveling expenses when actually engaged in the business of the Cooperative, and a reasonable per diem sum, which may be fixed by the Board of Directors. The chairperson and the secretary of the Cooperative may each receive such additional compensation for their respective services as the Board of

6.12.	BOARD COMMITTEES.

The Board shall have an executive committee that consists of each of the officers elected pursuant to Section 7.1 of these Bylaws that shall act on behalf of the Board between meetings of the Board. The Board may determine; and may, from time to time, appoint such additional committees as it deems appropriate. The Board of Directors shall prescribe the duties and responsibilities of, and establish the number of Directors to be appointed to, each committee.

6.13.	AUDIT COMMITTEE; AUDIT.

The Board of Directors shall establish an audit committee (or a committee by another name that performs the functions of the audit committee). The audit committee shall provide for an independent annual audit of the Cooperative’s financial statements, with a report to be presented to the Members on an annual basis. The Board of Directors may further prescribe

6.14.	REMOTE PARTICIPATION IN MEETING.

A Director, and a member of any Committee of the Board of Directors, may participate in a meeting by conference telephone, video conference, the internet, or by other means of remote communication through which the all parties so participating, and all parties physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by such means of remote communication constitutes presence in person at the meeting.

6.15.	ACTION WITHOUT A MEETING.

The Board of Directors or a Committee of the Board of Directors may take written action signed by the number of Directors that would be required to take the same action at a meeting of the Board or Committee at which all Directors were present. The writing shall be effective when signed unless a different effective time is provided in the written action. In the event all of the Directors do not sign the written action, those individuals not signing shall be notified by delivering or mailing to them, within three (3) days of the date the written action was completed, the text of the written action and its effective date. For purpose of this section, consent by authentic electronic communication is synonymous with a signed action.

6.16.	DIRECTOR LIABILITY.

No Director of the Cooperative shall be personally liable to the Cooperative or its members for monetary damages for breach of fiduciary duty as a Director, except for liability:

(a)               For a breach of the Director’s duty of loyalty to the Cooperative or it members;

(b)               For acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law;

(c)               For knowing violations of securities laws under Minnesota Statute § 80A.23 or for illegal distributions;

(d)               For a transaction from which the Director derived an improper personal benefit; or

(e)               For an act or omission occurring before the date that the provisions of this Article 6, or its corresponding predecessor, becomes or became effective.

It is the intention of the Members to eliminate or limit the personal liability of the Directors to the greatest extent provided under Minnesota law. If amendments to Minnesota Statutes are passed after this Section 6.16 becomes effective which authorize cooperative associations to act to further eliminate or limit the personal liability of directors, then the liability of the Directors shall be eliminated or limited to the greatest extent permitted by the Minnesota Statutes, as so amended. Any repeal or modification of this Section 6.16 by the Members shall not adversely affect any right of or any protection available to a Director that is in existence at the time of such repeal or modification.

ARTICLE 7.
OFFICERS

7.1.	ELECTION OF OFFICERS.

Promptly following each annual meeting of the Members of this Association, the Board of directors shall elect from among the Directors the following officers: chairperson, first vice-chairperson, second vice-chairperson, secretary, and treasurer. The officers shall be elected by a majority vote of those Directors voting. The Board shall appoint an Executive Vice President and may appoint such additional officers with such titles, powers, and duties, and for such terms, as the Board may determine.

7.2.	CHAIRPERSON.

The chairperson shall (a) preside over all meetings of the Members, the Board of Directors, and of the executive committee; and (b) have all authority ordinarily held by the chairperson of a cooperative, but said person shall not devote said person’s full time to the business of the Cooperative.

7.3.	VICE-CHAIRPERSONS.

The first vice-chairperson shall perform the duties of the chairperson in the absence or disability of the chairperson. The second vice-chairperson, in the absence or disability of the chairperson and the first vice-chairperson, shall perform the duties of the chairperson.

7.4.	SECRETARY.

The secretary shall be the records officer of the Cooperative and shall (a) take or supervise the taking of complete minutes of all meetings of the Members, the Board of Directors, and of the executive committee; (b) have custody of the Cooperative’s minute book; (c) give, or cause to be given, all notices as required by law or these Bylaws; and (d) perform such additional duties as may be required of said person by the Board of Directors.

7.5.	TREASURER.

The treasurer shall (a) supervise the safekeeping of all funds and property of the Cooperative; (b) supervise the keeping of complete books and records of all financial transactions of the Cooperative; (c) submit to the annual meeting of the Members a report covering the business of the Cooperative for the previous fiscal year and showing the financial condition of the Cooperative at the close of said fiscal year, and (d) perform such additional duties as may be required of said person by the Board of Directors.

7.6.	EXECUTIVE VICE PRESIDENT.

The Executive Vice President (“EVP”) shall perform the functions of the records officer and the financial officer of the Cooperative. The EVP shall have direct and general charge and supervision of all business and administrative operations of the Cooperative and all other duties, responsibilities, authorities and privileges as are set forth in the EVP’s employment agreement, if any, as amended from time to time, in addition to those duties, responsibilities, authorities and privileges as are delegated to the EVP by resolution of the Board. The EVP shall also perform other duties that may be assigned by the Board. The EVP need not be a Director or a Member of the Cooperative.

7.7.	REMOVAL AND VACANCIES.

Any officer elected or appointed by the Board may be removed, with or without cause, at any time by a resolution of the Board approved by a majority of all Directors. A vacancy in an office of the Board shall be filled by a resolution of the Board. An officer may resign at any time by giving written notice to the Cooperative. The resignation is effective without acceptance when the notice is given to the Cooperative, unless a later effective date is specified in the notice.

ARTICLE 8.
METHOD OF OPERATION

8.1.	CAPITAL ACCOUNTS.

(a)               Establishment and Operation of Accounts. The Cooperative shall maintain a separate Capital Account for each Person owning a Membership Interest having financial rights in accordance with Section 704(b) of the Code. Each such Capital Account shall be (i) increased by the initial contribution made to the Cooperative by such Person; (ii) increased by additional contributions, if any, made to the Cooperative by such Person; (iii) decreased by distributions made from the Cooperative to such Person; and (iv) otherwise adjusted for Profits and Loss as provided in Section 8.2 and other adjustments provided in these Bylaws.

(b)               Maintenance of Accounts. The Capital Accounts shall be maintained in accordance with Section 704(b) of the Code. The Board may, notwithstanding any other provisions in this Agreement, alter the method by which Capital Accounts are maintained in order to comply with Section 704(b) of the Code in such manner or manners as prescribed in Treasury Regulations 1.704.

(c)               Events Triggering Revaluation. The Board shall restate the value of the Capital Accounts upon determination by the Board that a re-valuation is appropriate to maintain Capital Accounts in accordance with Section 704(b) of the Code. The Board may use any method it determines appropriate to revalue the Capital Accounts. If a contribution is made to the Cooperative, absent any valuation method specifically adopted by the Board, the Capital Accounts shall be deemed to have been revalued by the Board such that, immediately after the receipt of such contribution, the value of each Capital Account for each Person owning a Membership Interest having financial rights will bear the same proportion to the value of all Capital Accounts for all Persons owning Membership Interests having financial rights as the number of such Persons Units bears to all of the Units.

(d)               Effect of Balances. A positive balance in a Capital Account or any other account for a Person shall not bear interest; affect the allocation of income, gain, receipt, loss, deduction or credit to a Person; or entitle a Person to any distributions or other economic benefits. A negative balance in a Capital Account or any other account for a Person shall not constitute an obligation of such Person to the Cooperative except as specifically provided in this Agreement or as such Person may otherwise specifically agree in writing.

8.2.	ALLOCATIONS.

(a)               Allocations Methods. All items of income, gain, receipt, loss, deduction, and credit of the Cooperative for each fiscal year (the “Profits and Losses”) shall be allocated among the Members, and to such Member’s Capital Accounts, on the basis of the ratio that the volume of the business done with or for each such Member bears to the volume of the business done with or for all Members.

(b)               Limitation on Loss Allocations. In a fiscal year that results in a Loss, the allocation of such loss to any Member shall be limited to the positive balance in such Members Capital Account, such that no Member will have a deficit balance in their Capital Account. Any Loss not allocated to the Members on account of the preceding sentence (the “Excess Loss”) shall then be reallocated among the remaining Members participating in the respective allocation pools on the basis of the ratio that the volume of the business done with or for such Member bares to the volume of business done with or for all Members in the pool. To the extent that the Cooperative generates Profit in a subsequent year, such Profit shall first be allocated to the Members to whom Excess Losses have previously been allocated in order to offset the allocation of Excess Losses to the Members’ Capital Accounts. To effectuate this allocation of Profit, the Profit allocated to the Capital Accounts of the Members from whom the Excess Losses were originally reallocated shall be decreased to properly reflect the amount of the previously allocated Excess Losses reallocated from such Members.

(c)               Allocation Pools. Pools or allocation units may be established by the Board of Directors on a reasonable and equitable basis and they may be functional, divisional, departmental, geographic, or otherwise. Effective as of January 1, 2010, there shall be two allocation pools as follows:

(i)

A Pool. The Members delivering under “Method A” by which the Members are obligated to directly deliver corn to the Cooperative for marketing, shall participate in the A Pool. The percentage of the Profits and Losses that is equal to the greater of (x) the percentage that outstanding Units held by Members delivering under Method A bear to all outstanding Units held by all Members, or (y) fifteen percent (15%), shall be allocated to the A Pool. The Profits and Losses so allocated to the A Pool shall be further allocated among the Members participating in the A Pool on the basis of patronage, which shall be the ratio that the volume of the business done with or for each such Member bears to the volume of the business done with or for all Members participating in the A Pool.

(ii)

B Pool. The Members delivering under “Method B” by which the Members are obligated to deliver corn to the Cooperative for marketing, but such corn may be indirectly delivered on the Members’ behalf, shall participate in the B Pool. The percentage of the Profits and Losses that has not been allocated to the A Pool for a given year as provided in clause (i), shall be allocated to the B Pool. The Profits and Losses so allocated to the B Pool shall be further allocated among the Members participating in the B Pool on the basis of patronage which shall be the ratio that the volume of the business done with or for each such Member bears to the volume of the business done with or for all Members participating in the B Pool.

(iii)

Member Election. Members shall participate in the A Pool and/or B Pool by entering into a delivery agreement specifying the volume of corn to be delivered under Method A and Method B. Members may change their delivery Method, and corresponding participation in the A Pool and the B Pool, only by entering into a new delivery agreement with the Cooperative that reflects the intended delivery method, and then only upon prior approval of the Board of Directors.

(iv)

Pool Procedures. The Board of Directors shall adopt such reasonable and equitable accounting procedures as will, in the Board’s judgment, equitably allocate among pools or other allocation units the Cooperative’s Profits and Losses as provided in these Bylaws and the Code. For the period prior to January 1, 2010, there shall be only one allocation pool, with the Profits and Losses to be allocated solely on the basis of business conducted by the Members with the Cooperative as provided in Section 8.2(a).

(d)               Allocations for Income Taxes. The allocations in Section 8.2(c) apply with respect to allocations for income tax purposes except as provided in Section 8.2(f) .

(e)               Qualified Income Offset. If any Member unexpectedly receives any adjustment, allocation or distribution described in Section 1.704 -l(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations that causes it to have an, or increases the amount of its. Adjusted Capital Account Deficit, items of Cooperative income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such Member’s Adjusted Capital Account Deficit as quickly as possible, provided that an allocation pursuant to this Section 8.2(e) shall be made to a Member only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 8 have been tentatively made as if this Section 8.2(e) were not in this Agreement. This Section 8.2(e) is intended to constitute a “qualified income offset” as defined in Section 1.704 -l(b)(2)(ii)(d) of the Treasury Regulations.

(f)                Section 704(c) Application. Income, gain, receipt, loss, deduction, and credit with respect to any property contributed to the Cooperative shall, solely for income tax purposes, be allocated so as to take account of any variation between the adjusted basis of such property to the Cooperative for income tax purposes and the value ascribed to such property in the Cooperative’s books and records in accordance with Section 704(c) of the Code. In addition, if the Capital Accounts or any asset of the Cooperative is revalued pursuant to the provisions of this Agreement or Section 704(b) of the Code, subsequent allocations of income, gain, receipt, loss, deduction, and credit for income tax purposes with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its adjusted value in the same manner as under Section 704(c) of the Code. Any elections or other decisions relating to such allocations shall be made by the Board.

8.3.	DISTRIBUTIONS.

(a)                Periodic Distributions. The Cooperative may make distributions of at such time and in such amounts as determined from time to time by the Board in its sole discretion; provided that the Cooperative shall annually, on or before March 1 of each year, make a cash distribution to then current Members equal to at least thirty percent (30%) of the income allocated to Members pursuant to Section 8.2 for the prior year. Any such distributions shall be made in a uniform and equitable basis among the Members within a particular allocation pool on the basis of patronage.

(b)                  Manner of Distributions. Distributions may be made in cash or in the form of equity credits in an account set up on the books of the Cooperative or any combination thereof. Distributions will be made on a tax basis.

(c)                Revolving Equity Credits. When, in the sole discretion of the Board of Directors, the Cooperative has sufficient working capital, equity credits may be called for payment at the lesser of the stated value or book value thereof. Such equity credits may be redeemed in whole or in part at such time, in such manner, and in such order as may be determined by the Board of Directors, including payment or redemption of a percentage of similar equities without regard to date of issue. The Board of Directors, in its sole discretion, shall have the authority to pay or redeem equity credits held in the name of deceased or permanently disabled Members.

(d)                  Distributions Upon Dissolution. Upon the dissolution of the Cooperative in accordance with the Act and these Bylaws, all of the debts and liabilities of the Cooperative shall be paid according to their respective priorities. Any remaining value shall be

ARTICLE 9.
INDEMNIFICATION OF OFFICERS AND DIRECTORS

9.1.	INDEMNIFICATION.

Any Director, officer, manager, employee or agent that is acting on behalf of the Cooperative shall be indemnified by the Cooperative against all claims, judgments, lawsuits, fines, penalties, settlements and expenses to the fullest extent provided by Section 308B.471 of the Act.

9.2.	INSURANCE.

The Cooperative shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee, or agent of the Cooperative, or who is or was serving at the request of the Cooperative as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity.

ARTICLE 10.
AMENDMENTS TO BYLAWS

Amendment of these Bylaws shall be proposed solely by the Board and approved by the Members. Following the Board’s approval of any proposed amendment, the Board shall submit to the Members a verbatim statement of the proposed amendment. The Board shall include in any submission to the Members a recommendation as to the proposed amendment. The Board shall call a meeting of the Members to vote on the proposed amendment and to transact any other business deemed appropriate. The Board may authorize a mail or ballot vote as provided in Section 5.2(c) of these Bylaws. A proposed amendment is effective when the amendment is approved by a majority of the votes cast by the Members.